Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the incorporation by reference in the Form F-1 Amendment No.2 of Brera Holdings PLC (f/k/a Brera Holdings Limited) as to our report dated August 3, 2022 except for Notes 1, 2, 4, 6, and 15 as to which the date is November 4, 2022 relating to the consolidated financial positions of Brera Holdings PLC (f/k/a Brera Holdings Limited) as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss and, statement of shareholders’ deficit and statements of cash flows for the years ended December 31, 2021 and 2020. Our report dated August 3, 2022, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

December 16, 2022